    As filed with the Securities and Exchange Commission on October 14, 1997
                                                       Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                        ENSCO INTERNATIONAL INCORPORATED
             (Exact name of registrant as specified in its charter)

                 DELAWARE                                  76-0232579
      (State or other jurisdiction of                   (I.R.S. Employer
      incorporation or organization)                 Identification Number)

                              2700 FOUNTAIN PLACE
                                1445 ROSS AVENUE
                           DALLAS, TEXAS  75202-2792
                                 (214) 922-1500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------

                              C. CHRISTOPHER GAUT
               VICE PRESIDENT-FINANCE AND CHIEF FINANCIAL OFFICER
                              2700 FOUNTAIN PLACE
                                1445 ROSS AVENUE
                           DALLAS, TEXAS  75202-2792
                                 (214) 922-1500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:

                                DANIEL W. RABUN
                                Baker & McKenzie
                                2001 Ross Avenue
                                   Suite 4500
                              Dallas, Texas  75201
                                 (214) 978-3000
                             ----------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

            If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

            If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[x]

            If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]___________________________________

            If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]____________________________________

            If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
===============================================================================

                                                                  Proposed Maximum
                            Title of Shares                      Aggregate Offering                      Amount of
                           to be Registered                       Price (1)(2)(3)                     Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
              Debt Securities . . . . . . . . . . . . .
              Serial Preferred Stock, par value $1.00
              per share . . . . . . . . . . . . . . . .
              Common Stock, par value $.10 per share
              (including  Preferred Share Purchase
              Rights) . . . . . . . . . . . . . . . . .
                       Total  . . . . . . . . . . . . .            $ 500,000,000                          $151,516
==================================================================================================================================

(1) Such indeterminate number or amount of Debt Securities, Serial Preferred Stock or Common Stock as may from time to time be issued at indeterminate prices in an aggregate public offering price for all securities of $500,000,000. No separate consideration will be received for any Debt Securities, Serial Preferred Stock or Common Stock issuable upon conversion of or in exchange for Debt Securities or Serial Preferred Stock. Such amount is exclusive of accrued interest or dividends, if any.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(3) In no event will the aggregate offering price of all securities issued from time to time pursuant to this Registration Statement exceed $500,000,000 or the equivalent thereof in one or more foreign currencies (including composite currencies).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
===============================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                SUBJECT TO COMPLETION, DATED ____________, 1997
PROSPECTUS
                                  $500,000,000

                                  [ENSCO LOGO]





               DEBT SECURITIES, PREFERRED STOCK AND COMMON STOCK

     ENSCO International Incorporated (the "Company") may from time to time offer, together or separately, its (i) unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities"), in one or more series, which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), (ii) shares of its Serial Preferred Stock, par value $1.00 per share (the "Preferred Stock"), and (iii) shares of its Common Stock, par value $.10 per share (the "Common Stock"), in amounts, at prices and on terms to be determined at the time of the offering. The Debt Securities, Preferred Stock and Common Stock are collectively called the "Securities."

     The Securities offered pursuant to this Prospectus may be issued in one or more series or issuances and will be limited to $500,000,000 in aggregate initial public offering price. Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, (i) in the case of Debt Securities, the specific title, aggregate principal amount, the denomination, maturity, premium, if any, the interest, if any (which may be at a fixed or variable rate), the time and method of calculating payment of interest, if any, the place or places where principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, the currency or currencies (including composite currencies) in which principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, any terms of redemption at the option of the Company or the holder, any sinking fund provisions, terms for any conversion into Common Stock, the initial public offering price, listing (if any) on a securities exchange or quotation (if any) on an automated quotation system, acceleration, if any, and other terms and (ii) in the case of Preferred Stock, the specific title, the aggregate number of shares offered, any dividend (including the method of calculating payment of dividends), liquidation, redemption, voting and other rights, any terms for any conversion or exchange into Common Stock or Debt Securities, the initial public offering price, listing (if any) on a securities exchange or quotation (if any) on an automated quotation system and other terms. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

     The Common Stock is listed on the New York Stock Exchange under the trading symbol "ESV." Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the New York Stock Exchange, subject to official notice of issuance.

     Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities, when issued, will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities, when issued, will be subordinated in right of payment to all Senior Debt (as defined in the applicable Prospectus Supplement) of the Company.

     The Prospectus Supplement will contain information concerning certain United States federal income tax considerations, if applicable, to the Securities offered.

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement relating to such Securities. Any statement contained in this Prospectus will be deemed to be modified or superseded by any inconsistent statement contained in an accompanying Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Securities will be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. If agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Securities. See "Plan of Distribution" for possible indemnification arrangements with agents, dealers and underwriters.

                  The date of this Prospectus is       , 1997.

     IN CONNECTION WITH THE OFFERING OF CERTAIN SECURITIES, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF SUCH SECURITIES, OTHER SECURITIES OF THE COMPANY OR ANY SECURITIES, THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON SUCH SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     No person is authorized to give any information or to make any representations other than those contained in this Prospectus or a Prospectus Supplement in connection with the offering described herein and therein, and any information or representations not contained herein or therein must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement relating to such Securities. Neither this Prospectus nor any Prospectus Supplement shall constitute an offer to sell or a solicitation of an offer to buy any of the Securities covered by this Prospectus in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus and the applicable Prospectus Supplement at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities being offered by this Prospectus (the "Registration Statement"). This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed with the Commission as an exhibit are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such documents can also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company is an electronic filer under the EDGAR (Electronic Data Gathering, Analysis and Retrieval) system maintained by the Commission. The Commission maintains a Web site (http://www.sec.gov) on the Internet that contains reports, proxy and information statements and other information regarding companies that file electronically with the Commission. In addition, documents filed by the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                           INCORPORATION BY REFERENCE

     The following documents, which have been filed by the Company (File No. 1-8097) with the Commission, are incorporated herein by reference:

     (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997 and June 30, 1997;

     (iii) the Company's Current Report on Form 8-K dated March 4, 1997;

     (iv) the description of the Company's Preferred Share Purchase Rights contained in its Registration Statement on Form 8-A filed with the Commission on February 23, 1995 as amended by Form 8-A/A-1 filed with the Commission on March 4, 1997; and

     (v) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-B filed with the Commission on November 12, 1987 and the Registration Statement on Form 8-A, filed with the Commission on February 3, 1981, as amended by Form 8, filed with the Commission on August 22, 1985.

     All documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents or reports.

     Any statement contained in a document which is, or is deemed to be, incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein) modifies or supersedes the previous statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this Prospectus, other than exhibits to any such document unless such exhibits are specifically incorporated by reference in the documents this Prospectus incorporates. Requests for such documents should be directed to ENSCO International Incorporated, 2700 Fountain Place, 1445 Ross Avenue, Dallas, Texas 75202-2792, Attention: Corporate Secretary; telephone number (214) 922-1500.

                                  THE COMPANY

     The Company is an international offshore contract drilling company that also provides marine transportation services in the Gulf of Mexico. The Company's complement of offshore drilling rigs includes 35 jackup rigs, 10 barge drilling rigs and eight platform rigs. The Company's operations are integral to the exploration, development and production of oil and gas.

     The Company was formed as a Texas corporation in 1975 and was reincorporated in Delaware in 1987. The Company's principal office is located at 2700 Fountain Place, 1445 Ross Avenue, Dallas, Texas 75202-2792 and its telephone number is (214) 922-1500.

                                USE OF PROCEEDS

     Except as otherwise set forth in a Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, which may include the repayment of existing debt, working capital, capital expenditures, acquisitions and/or the repurchase of securities of the Company. The precise amounts and timing of the application of such net proceeds for such purposes will depend upon a variety of factors, including the Company's funding requirements and the availability of alternative sources of funding. The Company routinely reviews acquisition opportunities. Any proposal to use proceeds from any offering of Securities will be disclosed in the Prospectus Supplement relating to such offering.

              RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the Company's ratios of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods set forth below.

                                         Six Months Ended                             Fiscal Years Ended
                                              June 30,                                   December 31,
                                        --------------------   ----------------------------------------------------------------

                                          1997        1996        1996         1995          1994         1993        1992(1)
                                        ---------  ---------   ----------   -----------   ----------  -----------   -----------
 Ratio of Earnings to
   Fixed Charges   . . . . . . . . .      13.5        6.8         7.6          3.7          3 .6         3.3             --

 Ratio of Earnings to
   Combined Fixed Charges and
   Preferred Stock Dividends(2)  . .      13.5        6.8         7.6          3.7          3 .1         2.3             --



(1) The Company's earnings before fixed charges were inadequate on a historical basis to cover fixed charges for the year ended December 31, 1992. The additional amount of earnings required to cover fixed charges for 1992 would have been $18.3 million, and the additional amount of earnings required to cover combined fixed charges and preferred stock dividends for 1992 would have been $22.1 million.

(2) The Company eliminated its preferred stock dividend obligations in 1994.

    For purposes of computing the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" consist of income before income taxes plus fixed charges (excluding capitalized interest). "Fixed charges" represent interest incurred (whether expensed or capitalized), amortization of debt expense and that portion of rental expense on operating leases deemed to be the equivalent of interest.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

    The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate (the "Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Offered Debt Securities.

    The Debt Securities will be issued under an Indenture (the "Indenture") between the Company and a trustee (the "Trustee"). The statements under this caption relating to the Debt Securities and the Indenture are summaries only and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein. A copy of the form of the Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "Available Information." Certain capitalized terms used below and not defined herein have the respective meanings assigned to them in the Indenture.

TERMS

    The Debt Securities will be general unsecured obligations of the Company and may be either Senior Debt Securities or Subordinated Debt Securities. The Indenture does not limit the aggregate principal amount of Debt Securities that can be issued thereunder and provides that Debt Securities may be issued from time to time thereunder in one or more series, each in an aggregate principal amount authorized by the Company prior to issuance. The Indenture does not limit the amount of other unsecured indebtedness or securities that may be issued by the Company.

    Unless otherwise indicated in a Prospectus Supplement, the Debt Securities will not benefit from any covenant or other provision that would afford Holders of such Debt Securities special protection in the event of a highly leveraged transaction involving the Company.

    The specific terms of each series of Offered Debt Securities, which will be issued in registered form, will be set forth in the applicable Prospectus Supplement relating thereto, including, without limitation, the following, as applicable:

          1. the title and aggregate principal amount of the Offered Debt Securities;

          2. the date or dates on which the Offered Debt Securities will mature;

          3. the rate or rates (which may be fixed or variable) per annum, if any, at which the Offered Debt Securities will bear interest or the method of determining such rate or rates;

          4. the date or dates from which such interest, if any, will accrue and the date or dates at which such interest, if any, will be payable;

          5. the place or places, where, subject to any provision of the Indenture, the principal of (and premium, if any) and any interest on the Offered Debt Securities is payable;

          6. whether the Offered Debt Securities will be Senior Debt Securities or Subordinated Debt Securities;

          7. the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or analogous provision;

          8. the terms and conditions, if applicable, upon which such Offered Debt Securities will be convertible into Preferred Stock or Common Stock or exchangeable for Preferred Stock or Common Stock, including the conversion price or exchange rate, as the case may be (or the manner of calculation thereof);

          9. whether such Offered Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in temporary global form or permanent global form;

          10. if other than U.S. dollars, the currency or currencies (including composite currencies) in which such Offered Debt Securities will be denominated and in which the principal of, and premium and interest, if any, on, such Offered Debt Securities will be payable;

          11. whether, and the terms and conditions on which, the Company or a Holder may elect that, or the other circumstances under which, payment of principal of, or premium or interest, if any, on, such Offered Debt Securities is to be made in a currency or currencies (including composite currencies) other than that in which such Offered Debt Securities are denominated;

          12. if the amount of payments of principal of (and premium, if any) and any interest on the Offered Debt Securities may be determined with reference to any commodities, currencies or indices, or values, rates or prices, and the manner in which such amounts shall be determined;

          13. if other than the entire principal amount, the portion of the principal amount of the Offered Debt Securities that shall be payable upon acceleration of the stated maturity;

          14. in addition to those provided in the Indenture, any additional means of satisfaction and discharge of the Indenture with respect to the Offered Debt Securities or any additional conditions or discharges;

          15. any deletions or modifications of or additions to the Events of Default or the covenants of the Company with respect to the Offered Debt Securities; and

          16.    any other specific terms of the Offered Debt Securities.

    No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    Substantially all of the assets of the Company are owned by Subsidiaries. Therefore, the Company's rights and the rights of its creditors, including the Holders of Debt Securities, to participate in the assets of any Subsidiary upon the Subsidiary's liquidation or recapitalization, will be subject to the prior claims of such Subsidiary's creditors.

    Offered Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount bearing no interest or interest at a rate that at the time of issuance is below market rates. Any material United States federal income tax consequences and other special considerations applicable thereto will be described in the Prospectus Supplement relating to any such Offered Debt Securities.

    If any of the Offered Debt Securities are sold for any foreign currency or currency unit or if the principal of, or premium or interest, if any, on, any of the Offered Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such Offered Debt Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

Senior and Subordinated Debt Securities

    The Senior Debt Securities will be direct, unsecured obligations of the Company, ranking on a parity with all other unsecured and unsubordinated indebtedness of the Company. To the extent provided in the Prospectus Supplement relating thereto, the Company may be required to secure Senior Debt Securities equally and ratably with other indebtedness with respect to which the Company elects or is required to provide security. The Subordinated Debt Securities will be unsecured and will be subordinated and junior to all "Senior Indebtedness" (which for this purpose includes any Senior Debt Securities) to the extent set forth in the applicable supplemental Indenture and the Prospectus Supplement relating to such series.

    The Subordinated Debt Securities will be direct, unsecured obligations of the Company. The obligations of the Company pursuant to the Subordinated Debt Securities will be subordinate in right of payment to the extent set forth in the Indenture and the applicable supplemental Indenture to all Senior Indebtedness (including all Senior Debt Securities) (in each case as defined in the applicable supplemental Indenture). Except to the extent otherwise set forth in a Prospectus Supplement, the Indenture does not contain any restriction on the amount of Senior Indebtedness which the Company may incur.

    The terms of the subordination of a series of Subordinated Debt Securities, together with the definition of Senior Indebtedness related thereto, will be as set forth in the applicable supplemental Indenture and the Prospectus Supplement relating to such series.

    The Subordinated Debt Securities will not be subordinated to indebtedness of the Company that is not Senior Indebtedness, and the creditors of the Company who do not hold Senior Indebtedness will not benefit from the subordination provisions described herein. In the event of the bankruptcy or insolvency of the Company before or after maturity of the Subordinated Debt Securities, such other creditors would rank pari passu with holders of the Subordinated Debt Securities, subject, however, to the broad equity powers of the Federal bankruptcy court pursuant to which such court may, among other things, reclassify the claims of any series of Subordinated Debt Securities into a class of claims having a different relative priority with respect to the claims of such other creditors or any other claims against the Company.

Events of Default

    Unless otherwise provided with respect to any series of Debt Securities, the following are Events of Default under the Indenture with respect to the Debt Securities of such series issued under such Indenture: (i) failure to pay principal of (or premium, if any, on) any Debt Security of such series when due; (ii) failure to pay any interest on any Debt Security of such series when due, continued for 30 days; (iii) failure to deposit any mandatory sinking fund payment, when due, in respect of the Debt Securities of such series, continued for 30 days; (iv) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture for the benefit of a series of Debt Securities other than such series), continued for 90 days after written notice as provided in the Indenture; (v) certain events of bankruptcy, insolvency or reorganization; and (vi) any other Event of Default as may be specified with respect to Debt Securities of such series. If an Event of Default with respect to any outstanding series of Debt Securities occurs and is continuing, either the Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of such series (in the case of an Event of Default described in clause (i), (ii), (iii) or (vi) above) or at least 25% in principal amount of all outstanding Debt Securities under the Indenture (in the case of other Events of Default) may declare the principal amount of all the Debt Securities of the applicable series (or of all outstanding Debt Securities under the Indenture, as the case may be) to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment has been obtained, the Holders of a majority in principal amount of the outstanding Debt Securities of such series (or of all outstanding Debt Securities under the applicable Indenture, as the case may
be) may, under certain circumstances, rescind and annul such declaration of acceleration. Depending on the terms of other indebtedness of the Company outstanding from time to time, an Event of Default under the Indenture may give rise to cross defaults on such other indebtedness of the Company.

    The Indenture provides that, within 90 days after the occurrence of a default in respect of any series of Debt Securities, the Trustee will give to the Holders of the Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders of the Debt Securities of such series; and provided further, that such notice shall not be given until at least 30 days after the occurrence of a default in the performance or breach of any covenant or warranty of the Company under such Indenture other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Debt Securities of such series. For the purpose of this provision, "default" with respect to Debt Securities of any series means any event that is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Debt Securities of such series.

    The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the Indenture) have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series (or of all outstanding Debt Securities under the Indenture). The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the applicable Indenture and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of the Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request.

    The Holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in certain cases, all outstanding Debt Securities under the Indenture) may on behalf of the Holders of all Debt Securities of such series (or of all outstanding Debt Securities under the Indenture) waive any past default under the Indenture, except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security or in respect of a provision that under the applicable Indenture cannot be modified or amended without the consent of the Holder of each outstanding Debt Security affected. The Holders of a majority in principal amount of the outstanding Debt Securities affected thereby may on behalf of the Holders of all such Debt Securities waive compliance by the Company with certain restrictive provisions of the Indenture.

    The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

Modification

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the outstanding Debt Securities under the Indenture affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby, (i) change the stated maturity date of the principal of, or any installment of principal of or interest on, any Debt Security, (ii) reduce the principal amount of, or the premium (if any) or interest on, any Debt Security, (iii) change the place or currency or currencies (including composite currencies) of payment of principal of, or premium (if any) or interest on, any Debt Security,
(iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security or (v) reduce the percentage in principal amount of outstanding Debt Securities, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

    The Indenture provides that the Company and the Trustee may, without the consent of any Holders of Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of Debt Securities or curing ambiguities or inconsistencies in the Indenture, provided that such action to cure ambiguities or inconsistencies shall not adversely affect the interests of the Holders of the Debt Securities in any material respect.

Consolidation, Merger and Sale of Assets

    The Company, without the consent of any Holders of outstanding Debt Securities, may consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any Person, provided that (i) the Person formed by such consolidation or into which the Company is merged or that acquires or leases the assets of the Company substantially as an entirety is a Person that expressly assumes by supplemental indenture the Company's obligations on the Debt Securities and under the Indenture, (ii) after giving effect to the transaction, no Event of Default and no event that, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing, and (iii) certain other conditions are met. Upon compliance with these provisions by a successor Person, the Company will (except in the case of a lease) be relieved of its obligations under the Indenture and the Debt Securities.

Discharge and Defeasance

    The Company may terminate its obligations under the Indenture, other than its obligation to pay the principal of (and premium, if any) and interest on the Debt Securities of any series and certain other obligations, provided that it (i) irrevocably deposits, or causes to be irrevocably deposited with the Trustee as trust funds, money or U.S. Government Obligations, maturing as to principal and interest sufficient to pay the principal of, any interest on, and any mandatory sinking funds in respect of, all outstanding Debt Securities of such series on the stated maturity of such payments or on any redemption date and (ii) complies with any additional conditions specified to be applicable with respect to the covenant defeasance of Debt Securities of such series.

    The terms of any series of Debt Securities may also provide for legal defeasance pursuant to the Indenture. In such case, if the Company (i) irrevocably deposits or causes to be irrevocably deposited money or U.S. Government Obligations as described above, (ii) makes a request to the Trustee to be discharged from its obligations on the Debt Securities of such series and
(iii) complies with any additional conditions specified to be applicable with respect to legal defeasance of Debt Securities of such series, then the Company shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Debt Securities of such series, the obligations of the Company under the Indenture and the Debt Securities of such series to pay the principal of (and premium, if any) and interest on the Debt Securities of such series shall cease, terminate and be completely discharged, and the Holders thereof shall thereafter be entitled only to payment out of the money or U.S. Government Obligations deposited with the Trustee as aforesaid, unless the Company's obligations are revived and reinstated because the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment.

    "U.S. Government Obligations" is defined in the Indenture as direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is guaranteed by, the United States of America, or to the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged, or beneficial interests in a trust the corpus of which consists exclusively of money or such obligations or a combination thereof.

Form, Exchange, Registration and Transfer

    Debt Securities are issuable in definitive form as Registered Debt Securities. Reference is made to the Prospectus Supplement for the terms relating to the form, exchange, registration and transfer of Debt Securities issuable in temporary or permanent global forms.

    Registered Debt Securities of any series will be exchangeable for other Registered Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations.

    Registered Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the Person making the request. Except to the extent otherwise indicated in the applicable Prospectus Supplement, the Company will appoint the Trustee as Security Registrar. If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Debt Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

    In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange Registered Debt Securities of any series during a period beginning at the opening of business 15 days prior to the selection of Debt Securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or (ii) register the transfer of or exchange any Registered Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Debt Security being redeemed in part.

Payment and Paying Agents

    Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and any premium and interest on Registered Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Debt Securities will be made to the Person in whose name such Registered Debt Security is registered at the close of business on the Regular Record Date for such interest.

    Unless otherwise indicated in an applicable Prospectus Supplement, the Corporate Trust Office of the Trustee in New York, New York will be designated as a Paying Agent for the Company for payments with respect to Debt Securities issuable solely as Registered Debt Securities. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company will be required to maintain a Paying Agent in each Place of Payment for such series.

    All monies paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security that remain unclaimed at the end of three years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to the Company, and the Holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof.

Book-entry Debt Securities

    The Debt Securities of a series may be issued, in whole or in part, in the form of one or more global Debt Securities that would be deposited with a depositary or its nominee identified in the applicable Prospectus Supplement. Global Debt Securities may be issued in either temporary or permanent form. The specific terms of any depositary arrangement with respect to any portion of a series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in any such global Debt Security representing all or a portion of a series of Debt Securities will be described in the applicable Prospectus Supplement.

Meetings

    The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series. A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as described under "Notices" below. Except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "Modification" above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except for any consent that must be given by the Holder of each Outstanding Debt Security affected thereby, as described under "Modification" above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority in principal amount of the Outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Subject to the proviso set forth above, any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series.

Governing Law

    The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

Notices

    Notices to Holders of Registered Debt Securities will be given by mail to the addresses of such Holders as they appear in the Security Register.

The Trustee

    The Trustee for each series of Debt Securities will be identified in the applicable Prospectus Supplement. The Indenture contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, except that, if it acquires any conflicting interest (as defined), it must eliminate such conflict or resign.

    The Trustee may from time to time serve as a depositary of funds of, make loans to and perform other services for the Company.


                        DESCRIPTION OF EQUITY SECURITIES

GENERAL

    The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock, par value $.10 per share, 15,000,000 shares of Preferred Stock, par value $1.00 per share and 5,000,000 shares of First Preferred Stock, par value $1.00 per share. On October 13, 1997, 142,273,574 shares of Common Stock were issued and outstanding and no shares of Preferred Stock or First Preferred Stock were outstanding. All issued and outstanding shares of Common Stock are fully-paid and non-assessable.

    The Company's Amended and Restated Certificate of Incorporation provides that any dividend on shares of First Preferred Stock shall be paid, or declared and set apart for payment, before any dividend shall be paid, or declared and set apart for payment, on shares of Common Stock or any subordinate series of Preferred Stock. In addition, the Amended and Restated Certificate of Incorporation provides that the Preferred Stock shall generally be subordinate to the First Preferred Stock. However, the Board of Directors may grant powers, preferences and rights to any series of Preferred Stock which are on parity with, or senior to, the powers, preferences and rights of any series of First Preferred Stock, provided that such series or class of First Preferred Stock shall have approved of such powers, preferences and rights by an applicable vote.

    On February 21, 1995, the Company filed a Certificate of Designations creating a series of 1,250,000 shares of Preferred Stock designated as Series A Junior Participating Preferred Stock (the "Series A Junior Participating Preferred Stock") in connection with establishing a stockholder rights plan. See "Certain Provisions of Certificate of Incorporation, Bylaws and Statute--Stockholder Rights Plan."

PREFERRED STOCK

Terms

    The following description of the Preferred Stock summarizes certain general terms and provisions of each series of Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of a particular series of Preferred Stock will be summarized in the Prospectus Supplement relating to such series. The summaries of the terms of the Preferred Stock below and in any Prospectus Supplement do not, and will not, purport to be complete and are subject to, and qualified in their entirety by reference to, the Company's Amended and Restated Certificate of Incorporation (as it may be amended from time to time) and the certificate of designations establishing a series of Preferred Stock (each, a "Certificate of Designations"), which will be filed with the Commission as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus forms a part, at or prior to the time of the issuance of such series of Preferred Stock.

    The Board of Directors is authorized (without further stockholder action) to provide for issuance of the Preferred Stock of the Company from time to time, in one or more series, and to fix the dividend rate, conversion or exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and qualifications, limitations and restrictions thereof with respect to each series.

    An applicable Prospectus Supplement will set forth or describe other specific terms regarding each series of Preferred Stock offered thereby, including, without limitation:

    1.    the distinctive title of such Preferred Stock;

    2. the number of shares of such Preferred Stock offered, the liquidation preference per share and the initial offering price of such Preferred Stock;

    3. the dividend rate, period and/or payment date applicable to such Preferred Stock;

    4. the date from which dividends on such Preferred Stock shall accumulate, if applicable;

    5. whether the shares of Preferred Stock may be issued at a discount below their liquidation preference ("Original Issue Discount Preferred Stock"), and material United States federal income tax, accounting and other considerations applicable to Original Issue Discount Preferred Stock;

    6. whether the dividends, if any, on the Preferred Stock are to be payable, at the election of the Company or a holder thereof, in cash or in additional shares of Preferred Stock ("PIK Preferred Stock") and the period or periods within which, and the terms and conditions upon which, such election may be made, and material United States federal income tax, accounting and other considerations applicable to such PIK Preferred Stock;

    7.    the provision for a sinking fund, if any, for such Preferred Stock;

    8.    the provision for redemption, if applicable, of such Preferred Stock;

    9. any listing of such Preferred Stock on any securities exchange or any quotation on an automated quotation system;

    10. the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock or exchangeable for Debt Securities, including the conversion price or exchange rate, as the case may be (or the manner of calculation thereof);

    11. a discussion of federal tax considerations applicable to such Preferred Stock;

    12. the relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    13. any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with a series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    14. the voting powers, if any, of such Preferred Stock, in addition to those set forth below; and

    15. any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

    The Preferred Stock will have no preemptive rights. All of the Preferred Stock, upon payment in full therefor, will be fully-paid and non-assessable.

Dividends

    Unless otherwise set forth in an applicable Prospectus Supplement, the holders of the Preferred Stock of each series shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of the funds of the Company legally available therefor, dividends at such rate and on such dates and on such terms as shall be set forth in the Prospectus Supplement relating to such series. Different series of the Preferred Stock may be entitled to dividends at different rates or based upon different methods of determination. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company or a duly authorized committee thereof. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the Prospectus Supplement relating thereto.

Ranking

    The Preferred Stock will rank senior in right of payment to the Common Stock, and the First Preferred Stock (unless its terms otherwise provide) will rank senior in right of payment to the Preferred Stock, as to dividends and upon liquidation, dissolution or winding up of the Company, except as set forth in the Prospectus Supplement relating thereto.

Conversion

    The terms and conditions, if any, upon which any series of Preferred Stock will be convertible into Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such series of Preferred Stock or at the option of the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

Exchange

    The Prospectus Supplement may provide that the Company may, at its option, exchange, in whole or in part, any series of Preferred Stock for Debt Securities. The terms, notice and procedures for any such exchange will be set forth in the applicable Prospectus Supplement.

Voting Rights

    Unless otherwise provided in the applicable Prospectus Supplement, holders of record of each series of Preferred Stock will have no voting rights, except as required by law and as provided in the applicable Certificate of Designations. However, if any series of Preferred Stock has voting rights, such Preferred Stock shall not have the right to vote as a separate class on any matter, except as provided by law.

Redemption Provisions

    The Preferred Stock of each series will have such optional or mandatory redemption terms, if any, as shall be set forth in the applicable Prospectus Supplement.

Certain Covenants

    The applicable Prospectus Supplement will describe any material covenants in respect of any series of Preferred Stock.

Transfer Agent and Registrar

    The transfer agent, registrar and dividend disbursement agent for the Preferred Stock will be designated in the applicable Prospectus Supplement. The registrar for shares of Preferred Stock will send notices to stockholders of any meetings at which holders of the Preferred Stock have the right to elect directors of the Company or to vote on any other matter.

COMMON STOCK

Dividends

    The Company paid no dividends on its Common Stock until September 1997. In September 1997, the Company paid a cash dividend of $.025 per share on its shares of Common Stock. The Company currently intends to continue to pay such dividend in the foreseeable future. However, the final determination of the timing, amount and payment of dividends on the Common Stock is at the discretion of the Board of Directors and will depend on, among other things, the Company's profitability, liquidity, financial condition, and capital requirements.

Voting Rights

    Each share of Common Stock is entitled to one vote.

Transfer Agent and Registrar

    The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company.

    The foregoing descriptions of the Preferred Stock and Common Stock are summaries, and reference is herein made to the detailed provisions of the Company's Amended and Restated Certificate of Incorporation (including, without limitation, the Certificate of Designations relating to any series of Preferred Stock filed hereafter and incorporated by reference herein) and the Company's Bylaws, copies of which are incorporated by reference herein.

          CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION, BYLAWS AND STATUTE

LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION

    The General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may limit the personal liability of each director to the corporation or its stockholders for monetary damages except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The Amended and Restated Certificate of Incorporation provides for the elimination and limitation of the personal liability of directors of the Company for monetary damages except for situations described in (i) through (iv) above. The effect of this provision is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care.

    Pursuant to Section 145 of the DGCL, the Company generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

    The Company's Amended and Restated Certificate of Incorporation provides, in general, that the Company must indemnify its officers and directors under certain of the circumstances defined in Section 145 of the DGCL. In addition, the Amended and Restated Certificate of Incorporation provides that no directors of the Company will be liable to the Company or its stockholders for monetary damages for any breach of such director's fiduciary duties, with certain exceptions.

    The Bylaws provide that the Company shall indemnify its officers, directors, employees, and agents to the full extent permitted by the DGCL.

    The Company has entered into an indemnity agreement with each officer and director of the Company that provides for indemnification to the fullest extent of applicable law for any threatened, pending or completed action, suit or proceeding arising out of the fact that such person was serving as an officer or director of the Company. In addition, the agreements provide for the advancement of expenses for defending against such claims upon such person's undertaking to repay such advances if it is determined that he is in fact not entitled to indemnification.

SECTION 203 OF THE DGCL

    The Company is subject to the "business combination" statute of the DGCL, an anti-takeover law enacted in 1988. In general, Section 203 of the DGCL ("Section 203") prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder," for a period of three years after the date of the transaction in which a person became an "interested stockholder," unless (i) prior to such date the board of directors of the corporation approved either the "business combination" or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
(iii) on or subsequent to such date the "business combination" is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" includes mergers, stock or asset sales and other transactions resulting in a financial benefit to the "interested stockholders." An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. Although Section 203 permits the Company to elect not to be governed by its provisions, the Company to date has not made this election. As a result of the application of Section 203, potential acquirors of the Company may be discouraged from attempting to effect an acquisition transaction with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

RESTRICTIONS ON ALIEN OWNERSHIP

    The Company's Amended and Restated Certificate of Incorporation contains certain provisions to limit ownership and control of shares of any class of capital stock of the Company by certain non-U.S. citizens in order to permit the Company to hold, obtain or reinstate a license or franchise from a governmental agency necessary to conduct its business as an owner and operator of U.S.-flag vessels. The Company's Amended and Restated Certificate of Incorporation restricts the transfer of shares of Common Stock when such transfer would result in the ownership or control by one or more non-U.S. citizens of an aggregate percentage of the shares of

Common Stock in excess of a specified percentage and under certain circumstances, provides that certain capital stock owned by non-U.S. citizens may not be permitted to vote or receive dividends.

CLASSIFIED BOARD OF DIRECTORS

    The Company's Amended and Restated Certificate of Incorporation provides that the Board of Directors of the Company is divided into three classes of directors. Each class of directors serves a staggered three-year term. The classified board may make it more difficult for any stockholder who is attempting to acquire the Company, including a stockholder holding a majority of shares, to succeed. Such a stockholder will be unable to force immediate changes in the composition of a majority of the Board of Directors, since the terms of approximately one-third of the incumbent directors would expire each year, and at least two annual meetings would be required for stockholders to change a majority of the Board of Directors.

STOCKHOLDER RIGHTS PLAN

    On February 21, 1995, the Company's Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was payable on March 6, 1995 (the "Rights Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company at a price of $250.00 per one-hundredth of a share of Series A Junior Participating Preferred Stock (the "Purchase Price"), subject to adjustment. The Rights are described in the Company's Registration Statement on Form 8-A filed with the Commission on February 23, 1995, as amended by Form 8-A/A-1 filed with the Commission on March 4, 1997, which are incorporated herein by reference.

                              PLAN OF DISTRIBUTION

    The Company may sell Securities to one or more underwriters for public offering and sale, and also may sell Securities directly to investors or to other purchasers or through dealers or agents. Any such underwriter, dealer or agent involved in the offer and sale of the Securities will be named in an applicable Prospectus Supplement.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Sales of Common Stock offered hereby may be effected from time to time in one or more transactions on the New York Stock Exchange or in negotiated transactions or a combination of such methods of sale.

    In connection with distributions of Common Stock or otherwise, the Company may enter into hedging transactions with broker-dealers in connection with which such broker-dealers may sell Common Stock registered hereunder in the course of hedging through short sales of the positions they assume with the Company.

    In connection with the sale of Securities, underwriters, dealers or agents may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents who participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement. Unless otherwise indicated in a Prospectus Supplement, an agent will be acting on a best efforts basis and a dealer will purchase Securities as a principal, and may then resell such Securities at varying prices to be determined by the dealer.

    Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Company for certain expenses.

    If so indicated in a Prospectus Supplement, the Company will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to only those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such offers.

    Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for the Company in the ordinary course of business.

    The Securities may or may not be listed on a national securities exchange or quoted on an automated quotation system (other than the Common Stock, which is listed on the New York Stock Exchange). Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the New York Stock Exchange, subject to official notice of issuance. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurances can be given that there will be an active trading market for the Securities.

                                 LEGAL MATTERS

    The validity of the Securities offered hereby will be passed upon for the Company by Baker & McKenzie, Dallas, Texas.

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    With respect to the unaudited consolidated financial information of the Company for the six-month periods ended June 30, 1997 and 1996 and for the three-month periods ended March 31, 1997 and 1996 incorporated by reference in this Prospectus, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated July 28, 1997 and April 28, 1997 incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Price Waterhouse LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their reports had not been included. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse LLP is not subject to the liability provisions of section 11 of the Securities Act of 1933 for their reports on the unaudited consolidated financial information because those reports are not a "report" or a "part" of the registration statement prepared or certified by Price Waterhouse LLP within the meaning of sections 7 and 11 of the Securities Act of 1933.

 NO DEALER, SALESPERSON OR ANY OTHER PERSON  HAS BEEN
 AUTHORIZED TO  GIVE ANY INFORMATION OR  TO MAKE  ANY
 REPRESENTATIONS OTHER THAN THOSE  CONTAINED IN  THIS
 PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS
 PROSPECTUS AND,  IF GIVEN OR  MADE, SUCH INFORMATION
 OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING
 BEEN  AUTHORIZED  BY  THE  COMPANY  OR  ANY  OF  THE                              $500,000,000
 UNDERWRITERS.   THIS PROSPECTUS  DOES NOT CONSTITUTE
 AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO
 BUY ANY  SECURITY OTHER THAN  THE SECURITIES OFFERED                              [ENSCO LOGO]
 BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE  AN OFFER
 TO SELL  OR A SOLICITATION  OF ANY OFFER  TO BUY THE
 SECURITIES  BY ANYONE  IN ANY JURISDICTION  IN WHICH
 SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED,  OR IN
 WHICH THE PERSON  MAKING SUCH OFFER OR  SOLICITATION
 IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON  TO WHOM
 IT  IS UNLAWFUL TO MAKE SUCH  OFFER OR SOLICITATION.
 NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE
 MADE  HEREUNDER   SHALL,  UNDER  ANY  CIRCUMSTANCES,
 CREATE   ANY   IMPLICATION   THAT   THE  INFORMATION
 CONTAINED  HEREIN  IS   CORRECT  AS   OF  ANY   TIME
 SUBSEQUENT TO THE DATE HEREOF.                                                  DEBT SECURITIES
                                                                                 PREFERRED STOCK
                                                                                 AND COMMON STOCK

                   TABLE OF CONTENTS

                                                  Page
                                                  ----

 Available Information . . . . . . . . . . . . . .   2

 Incorporation by Reference  . . . . . . . . . . .   3

 The Company . . . . . . . . . . . . . . . . . . .   4                         P R O S P E C T U S

 Use of Proceeds . . . . . . . . . . . . . . . . .   4

 Ratios of Earnings to Fixed Charges and
      Earnings to Combined Fixed Charges
      and Preferred Stock Dividends  . . . . . . .   4                                          , 1997

 Description of Debt Securities  . . . . . . . . .   4

 Description of Equity Securities  . . . . . . . .  10

 Certain Provisions of Certificate of
      Incorporation, Bylaws and Statute  . . . . .  13

 Plan of Distribution  . . . . . . . . . . . . . .  15

 Legal Matters . . . . . . . . . . . . . . . . . .  16

 Experts . . . . . . . . . . . . . . . . . . . . .  16

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following sets forth the best estimate of the Company as to its anticipated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby (except for the Commission registration fee, all amounts are estimates):

         Commission Registration Fee  . . . . . . . . . . . . . . . . . . .        $151,516
         Printing and Engraving Expenses  . . . . . . . . . . . . . . . . .         150,000
         Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . .         200,000
         Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . .         150,000
         Blue Sky Fees and Expenses . . . . . . . . . . . . . . . . . . . .          35,000
         Trustee's Fees and Expenses  . . . . . . . . . . . . . . . . . . .          30,000
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . .         183,484
                                                                                   --------
               Total  . . . . . . . . . . . . . . . . . . . . . . . . . . .        $900,000
                                                                                   ========


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made with respect to any claim, issue or matter as to which such person has been adjudged liable for negligence or misconduct unless the Court of Chancery or the court in which such action or suit to be brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers.

     Article Fifteen of the Company's Amended and Restated Certificate of Incorporation provides, in general, that the Company must indemnify its directors and officers under certain of the circumstances defined in Section
145. In addition, Article Fifteen provides that no director of the Company will be personally liable to the Company or its stockholders for monetary damages for any breach of such director's fiduciary duty, with certain exceptions. Article Fifteen further allows the Company to purchase and maintain insurance on behalf of its directors, officers, employees or agents and to provide for such indemnification by means of a trust fund, security interest, letter of credit, surety bond, contract and/or similar arrangement. The Bylaws provide that the Company shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of the State of Delaware. The directors and officers of the Company and its subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such, including liabilities under the Securities Act of 1933, as amended, under a liability insurance policy carried by the Company. The Company has also entered into agreements with its officers and directors which essentially provide that the Company will indemnify the officers and directors to the fullest extent of applicable law and for the advancement of expenses.

ITEM 16.   EXHIBITS.

EXHIBIT
NUMBER            DESCRIPTION
------            -----------
  *1.1           Form of Underwriting Agreement
  *4.1           Form of Certificate of Designations of Preferred Stock
   4.2           Form of Indenture
  *4.3           Form of Debt Securities
  *5.1           Legal Opinion of Baker & McKenzie
  12.1           Statement regarding computation of ratios
  15.1           Letter regarding unaudited interim financial information
 *23.1           Consent of Baker & McKenzie (included in Exhibit 5.1)
  23.2           Consent of Price Waterhouse LLP
  24.1           Powers of Attorney (included on page II-4)
 *25.1           Statement of eligibility of trustee on Form T-1

_________________

* To be filed by amendment or by a Current Report on Form 8-K pursuant to Item 601 of Regulation S-K.

ITEM 17.   UNDERTAKINGS.

 (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c)       The undersigned Registrant hereby undertakes that:

           (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

           (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be determined to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (d)       The undersigned hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

           provided, however, that paragraphs (d)(1)(i) and (d)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (e) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 14th day of October, 1997.

                                       ENSCO INTERNATIONAL INCORPORATED



                                       By: /s/ Carl F. Thorne
                                          ------------------------------------
                                           Carl F. Thorne,
                                           Chairman, Chief Executive Officer
                                            and President

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature to this Registration Statement appears below hereby appoints Carl F. Thorne, Richard A. Wilson and C. Christopher Gaut, jointly and severally, as his attorneys-in-fact, to sign on his behalf, individually and in the capacities stated below, and to file (i) any and all amendments and post-effective amendments to this Registration Statement and (ii) any registration statement relating to the same offering pursuant to Rule 462(b) under the Securities Act of 1933, which amendment or amendments or registration statement may make such changes and additions as such attorney-in-fact may deem necessary or appropriate.

                SIGNATURE                                      TITLE                                     DATE
                ---------                                      -----                                     ----
 /s/ Carl F. Thorne                       Chairman, Chief Executive Officer, President
 --------------------------------------   (Principal Executive Officer)                            October 14, 1997
 CARL F. THORNE

 /s/ Richard A. Wilson                    Senior Vice President,
 --------------------------------------   Chief Operating Officer and Director                     October 14, 1997
 RICHARD A. WILSON


 /s/ C. Christopher Gaut                  Vice President-Finance and
 --------------------------------------   Chief Financial Officer (Principal Financial             October 14, 1997
 C. CHRISTOPHER GAUT                      Officer)


 /s/ H.E. Malone                          Vice President-Controller and Chief Accounting
 --------------------------------------   Officer (Principal Accounting Officer)                   October 14, 1997
 H.E. MALONE

 /s/ Craig I. Fields                      Director
 --------------------------------------
 CRAIG I. FIELDS, Ph.D.                                                                            October 14, 1997


 /s/ Orville D. Gaither, Sr.              Director
 --------------------------------------
 ORVILLE D. GAITHER, SR.                                                                           October 14, 1997

 /s/ Gerald W. Haddock                    Director
 --------------------------------------
 GERALD W. HADDOCK                                                                                 October 14, 1997


 /s/ Dillard S. Hammett                   Director
 --------------------------------------
 DILLARD S. HAMMETT                                                                                October 14, 1997


 /s/ Thomas L. Kelly, II                  Director
 --------------------------------------
 THOMAS L. KELLY, II                                                                               October 14, 1997

 /s/ Morton H. Meyerson                   Director
 --------------------------------------
 MORTON H. MEYERSON                                                                                October 14, 1997

                               INDEX TO EXHIBITS



                 Exhibit
                 Number   Description
                 ------   -----------
                   *1.1       Form of Underwriting Agreement
                   *4.1       Form of Certificate of Designations of Preferred Stock
                    4.2       Form of Indenture
                   *4.3       Form of Debt Securities
                   *5.1       Legal Opinion of Baker & McKenzie
                   12.1       Statement regarding computation of ratios
                   15.1       Letter regarding unaudited interim financial information
                  *23.1       Consent of Baker & McKenzie (included in Exhibit 5.1)
                   23.2       Consent of Price Waterhouse LLP
                   24.1       Powers of Attorney (included on page II-4)
                  *25.1       Statement of eligibility of trustee on Form T-1

                 _________________

                    * To be filed by amendment or by a Current Report on Form 8-K pursuant to Item 601 of Regulation S-K.